UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2020

MIRATI THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35921	46-2693615
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9393 Towne Centre Drive, Suite 200
San Diego, California 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 332-3410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MRTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 30, 2020, Mirati Therapeutics, Inc. (“we,” “Mirati” or the “Company”) entered into an amended and restated lease agreement (the “Amended and Restated Lease”) with ARE-SD Region No. 38, LLC (the “Landlord”) for the lease of approximately 118,225 square feet of office and laboratory space located at 3545 Cray Court, San Diego, California 92121 (the “Premises”), for the Company’s future principal executive offices, and laboratory space for research and development and related uses. The Premises shall be delivered in two phases to the Company with the initial Premises containing 54,505 square feet and the subsequent Premises containing 63,720 square feet.

The commencement date of the Amended and Restated Lease is expected to be March 22, 2021, and the Amended and Restated Lease will have a lease term of 12 years (the “Lease Term”), unless terminated earlier. The Lease Term has an initial abatement period, and the initial base rent payable will be approximately $0.6 million per month for the Premises following the abatement period, which amount will increase by 3% per year over the Lease Term. The Amended and Restated Lease amends, restates and supersedes in its entirety the lease agreement dated as of August 22, 2019, by and between the Company and the Landlord.

The foregoing description of the Amended and Restated Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Lease, of which a full copy will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Item 8.01	Other Events.

On July 2, 2020, the Company entered into a sales agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen”), pursuant to which the Company may, from time to time, sell shares of the Company’s common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $200,000,000 through Cowen, as the Company’s agent and/or principal.

Subject to the terms and conditions of the Sales Agreement, Cowen will use its commercially reasonable efforts to sell the Shares from time to time, based upon the Company’s instructions. The Company has provided Cowen with customary indemnification rights, and Cowen will be entitled to a commission of up to 3.0% of the gross sales price of the Shares sold through it pursuant to the Sales Agreement.

The Shares will be offered and sold by the Company pursuant to its registration statement on Form S-3ASR (Registration Statement No. 333-227209) which became automatically effective upon filing with the Securities and Exchange Commission (the “SEC”) on September 6, 2018. The Shares may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Sales of the Shares, if any, under the Sales Agreement may be made in transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made by means of ordinary brokers’ transactions, including on The Nasdaq Global Select Market, at market prices or as otherwise agreed with Cowen. The Company has no obligation to sell any of the Shares, and may at any time suspend offers under the Sales Agreement or terminate the Sales Agreement.

The foregoing description of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full Sales Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

This Current Report on Form 8-K does not constitute an offer to sell the Shares or a solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Sales Agreement, dated July 2, 2020, between Mirati Therapeutics, Inc. and Cowen and Company, LLC.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2020	MIRATI THERAPEUTICS, INC.

	By:	/s/ Charles M. Baum
Charles M. Baum
President and Chief Executive Officer